Exhibit 99.1

enabling tomorrow’s technologiesTM

355 South Technology Drive, Central Islip, New York 11722 | T 631.981.7081 | F 631.981.7095 | info@cvdequipment.com

CVD Reports First Quarter 2021 Results

CENTRAL ISLIP, N.Y., (Business Wire) – May 13, 2021 - CVD Equipment Corporation (NASDAQ: CVV), a leading provider of chemical vapor deposition systems and materials, today announced its first quarter 2021 financial results.

As a result of the COVID-19 pandemic, CVD’s new order bookings substantially decreased commencing in the first quarter of 2020, which reduced revenues in subsequent quarters, resulting in CVD first quarter 2021 revenue of $3.4 million as compared to $6.0 million in the (Pre COVID-19 pandemic) first quarter of 2020, a decrease of $2.6 million or 44.3%. This reduction in sales and resultant lower gross profit negatively affected CVD’s net income in the first quarter of 2021. Net loss for the first quarter 2021 was $1.5 million, or $0.23 per diluted share, as compared to a net income of $1.7 million or $.25 per diluted share in the first quarter of 2020. During the first quarter of 2020, CVD was favorably impacted by the CARES Act which allowed for the carryback of NOLS and resulted in CVD recognizing $1.5 million of an income tax benefit.

As compared to the fourth quarter 2020, CVD’s revenue in the first quarter of 2021 increased $.2 million, and the net loss decreased by $.2 million, as compared to the net loss in the fourth quarter of 2020 of $1.7 million (exclusive of the impairment charge of $3.6 million related to CVD’s Tantaline product line).

Thomas McNeill, Chief Financial Officer, said “In order to increase our liquidity and to provide necessary working capital to support our on-going business and operations, we have decided to sell our facility located at 555 North Research Place, Central Islip, NY, and on March 29, 2021 we entered into an agreement to sell this building for a purchase price of $24,360,000, subject to the satisfaction or waiver of certain conditions to closing or contingencies, which have now been satisfied. A portion of the sale proceeds would be used to satisfy the existing mortgage debt of approximately $9.2 million at March 31, 2021, and to pay various transaction-related costs in an amount to be determined. The excess proceeds will be used for general working capital purposes. On or about May 23, 2021, the buyer may advise us of any requirement to extend the closing date up to 60 days thereafter, which will also require an additional escrow amount of $1.2 million.

“The Company’s backlog at March 31, 2021 improved by $.3 million to $6.0 million, as compared to $5.7 million at December 31, 2020. Since the first quarter of 2020 the Company continues to experience significant negative effects due to the COVID-19 pandemic including reductions of new orders. The Company’s order activity has improved both in the quarter ended March 31, 2021 and into Q2 2021, and its longer term improvements are expected to be benefited by the anticipated slow recovery in the Aerospace markets which industry reports indicate improvements into 2022-2023.”

As previously announced, the Company’s majority of the Board of Directors proceeded to change the direction of the company. In late January under the leadership of the Company’s newly appointed President and Chief Executive Officer Emmanuel Lakios, the Company embarked on an evaluation of our business by market and product segments. This analysis is based on market growth, cash generation and over all return on investment, which confirmed that the equipment systems and production spares are the core elements of the Company’s business.

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enabling tomorrow’s technologiesTM

Mr. Lakios said, “As we exit 2020 a year of unchartered waters for the global economy due to the COVID-19 pandemic, we see signs of improvement in our served markets. Our largest served market, Aerospace, show signs of the start of a recovery with industry announcements indicating that long haul travel will increase starting in 2021 causing demand for increased airplane seat capacity in 2022. We believe this will directly impact our CVD equipment business. It is our intent to have a philosophy of customer focus and partnership with each customer. In this way we will have insight and the ability to add value in the cause of increasing our market presence in Aerospace, biomedical, and carbon-based products.

“We stated previously that our focus will be on utilizing our dedicated staff and 38 years of developed technology for increasing production end use applications, to provide more value and maturity of our products, bringing more support and value to our customers and the ability for improving our gross margins.

“With respect to our 555 Building, which we previously determined is not needed for present and future business operations, in April 2021 we have completed the move of our Tantaline USA product line to our 355 Building, while all functions of the Tantaline product line have been consolidated into the Denmark office and the United States expenses related to Tantaline have ceased. Our MesoScribe operations move has commenced and is expected to be completed by the end of June 2021.

“Our Tantaline product line, which was acquired in 2016, has been consolidated both operationally as well as sales management into our Denmark operations. Our evaluation is that the Denmark facility currently has ample production capacity and that our analysis that the USA Tantaline facility and operations were not required to serve the Tantaline market was correct. Our objective continues to have the Tantaline product line be cash neutral and to minimize any further investment requirement. We will continue to evaluate the viability of the Tantaline product line over the quarters to come.

“In the same process we continue to evaluate all the segments of our business for growth, profitability and cash generation. We look forward to our annual shareholder meeting in mid-July and we will continue to communicate on important developments in the meanwhile.”

The Company will hold a conference call to discuss its results today at 4:30 pm (Eastern Time). To participate in the live conference call, please dial toll free (877) 407-2991 or International (201) 389-0925. A telephone replay will be available for 7 days following the call. To access the replay, dial (877) 660-6853 or international (201) 612-7415. The replay passcode is 13719642. A live and archived webcast of the call is also available on the company’s website at www.cvdequipment.com/events.

About CVD Equipment Corporation

CVD Equipment Corporation (NASDAQ: CVV) designs, develops, and manufactures a broad range of chemical vapor deposition, gas control, and other state-of-the-art equipment and process solutions used to develop and manufacture materials and coatings for research and industrial applications. This equipment is used by its customers to research, design, and manufacture these materials or coatings for aerospace engine components, medical implants, semiconductors, solar cells, smart glass, carbon nanotubes, nanowires, LEDs, MEMS, and other applications. Through its application laboratory, the Company provides process development support and process startup assistance with the focus on enabling tomorrow’s technologies™. It’s wholly owned subsidiary CVD Materials Corporation provides advanced materials and metal surface treatments and coatings to serve demanding applications in the electronic, biomedical, petroleum, pharmaceutical, and many other industrial markets.

www.cvdequipment.com | www.cvdmaterialscorp.com | www.stainlessdesign.com

enabling tomorrow’s technologiesTM

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by CVD Equipment Corporation) contains statements that are forward-looking. All statements other than statements of historical fact are hereby identified as “forward-looking statements, “as such term is defined in Section 27A of the Securities Exchange Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward looking information involves a number of known and unknown risks and uncertainties that could cause actual results to differ materially from those discussed or anticipated by management. Potential risks and uncertainties include, among other factors, market and business conditions, the COVID-19 pandemic, the success of CVD Equipment Corporation’s growth and sales strategies, the possibility of customer changes in delivery schedules, cancellation of, or failure to receive orders, potential delays in product shipments, delays in obtaining inventory parts from suppliers and failure to satisfy customer acceptance requirements. Past performance in not a guaranty of future results.

For further information about this topic please contact:

Thomas McNeill

Phone: (631) 981-7081

Fax: (631) 981-7095                  Email: investorrelations@cvdequipment.com

CVD EQUIPMENT CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
For the Three Months Ended March 31, 2021 and 2020
(In thousands)

	Three Months Ended
	2021	2020
Revenue	$3,366	$6,036
Gross profit	318	1,935
Operating expenses	1,937	1,827
Operating (loss) income	(1,619)	108
Net (loss) income	(1,506)	1,658
Diluted (loss) income per share	$(0.23)	$0.25

www.cvdequipment.com | www.cvdmaterialscorp.com | www.stainlessdesign.com

enabling tomorrow’s technologiesTM

CVD EQUIPMENT CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
As of March 31, 2021 and March 31, 2020
(In thousands)

	2021	2020
Assets
Current Assets
Cash and cash equivalents	$5,929	$7,400
Accounts receivable, net	819	3,238
Contract assets	1,027	1,753
Inventories, net	1,340	1,691
Taxes Receivable	716	1,528
Other current assets	448	532
Assets held for sale	16,181	-
Total Current Assets	$26,460	$16,142
Property, plant and equipment, net	12,460	32,225
Other assets	285	427
Total Assets	$39,205	$48,794

Liabilities and Stockholders' Equity
Current Liabilities	$14,119	$5,897
Total Long-Term Liabilities	2,416	11,208
Total Stockholders’ Equity	22,670	31,689
Total Liabilities and Stockholders’ Equity	$39,205	$48,794

CVD earnings release should be read in conjunction with the Company’s filings with the Securities and

Exchange Commission, including the Annual Report on Form 10-K for fiscal year ended December 31, 2020

www.cvdequipment.com | www.cvdmaterialscorp.com | www.stainlessdesign.com